EXHIBIT 21

SUBSIDIARIES OF STAGE STORES, INC.

Name	State of Formation	Ownership

Specialty Retailers, Inc.	TX	100%
Specialty Retailers (TX) LLC	TX	100%*
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*By Specialty Retailers, Inc.